UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 27, 2015

PennyMac Mortgage Investment Trust

 (Exact name of registrant as specified in its charter)

Maryland	001-34416	27-0186273
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

6101 Condor Drive, Moorpark, California	93021
(Address of principal executive offices)	(Zip Code)

(818) 224-7442

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 27, 2015, PennyMac Mortgage Investment Trust (the “Company”), through its wholly-owned subsidiary, PennyMac Corp. (“PMC”), entered into an amendment to its master repurchase agreement, dated November 20, 2012, by and among Morgan Stanley Bank, N.A. (“Morgan Stanley”), on the one hand, and PMC, on the other hand (the “Repurchase Agreement”).

Pursuant to the terms of the Repurchase Agreement, PMC may sell, and later repurchase, newly originated mortgage loans. The Repurchase Agreement is generally used to fund newly originated mortgage loans that are purchased from correspondent lenders by PMC and held for sale and/or securitization. The obligations of PMC are fully guaranteed by the Company.

Under the terms of the amendment, the maximum aggregate purchase price provided for in the Repurchase Agreement was temporarily increased from $300 million to $400 million, until December 1, 2015, with such $100 million increase on an uncommitted basis.

The Company, through PMC, is required to pay Morgan Stanley certain costs and expenses associated with the preparation of the amendment. All other terms and conditions of the Repurchase Agreement remain the same in all material respects.

The foregoing description of the Repurchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the amendment, which has been filed with this Current Report on Form 8-K as Exhibit 10.1, and the full text of the Repurchase Agreement, which was filed as Exhibit 1.1 to the Registrant’s Current Report on Form 8-K as filed with the SEC on November 26, 2012, and any amendments to the Repurchase Agreement filed thereafter.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this report is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Amendment Number Six to the Master Repurchase Agreement, dated as of July 27, 2015, among PennyMac Corp., Morgan Stanley Bank, N.A. and Morgan Stanley Mortgage Capital Holdings LLC

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENNYMAC MORTGAGE INVESTMENT TRUST

Dated: July 30, 2015	By:	/s/ Anne D. McCallion
Anne D. McCallion Chief Financial Officer

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EXHIBIT INDEX

Exhibit No.	Description

10.1	Amendment Number Six to the Master Repurchase Agreement, dated as of July 27, 2015, among PennyMac Corp., Morgan Stanley Bank, N.A. and Morgan Stanley Mortgage Capital Holdings LLC

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